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                                                                    EXHIBIT 23.3

The Board of Directors
CCB Financial Corporation:

We consent to incorporation by reference in the post-effective amendment No. 1 to the registration statement (No. 33-30746) on Form S-4 of National Commerce Bancorporation of our report dated January 20, 2000, relating to the consolidated balance sheets of CCB Financial Corporation and subsidiaries as of December 31, 1999, and 1998, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the Form 8-K of National Commerce Bancorporation dated March 27, 2000.

/s/ KPMG LLP

Raleigh, North Carolina
March 24, 2000